Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2016, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the December 31, 2015 Annual Report to Shareholders of Mariner Managed Futures Strategy Portfolio, a series of the Northern Lights Variable Trust, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 18, 2016